Exhibit 99.1

Royale Energy suspends its effort to tender its shares for the shares of Aspen

SAN DIEGO — February 18, 2009 – Royale Energy Inc. (NASDAQ: ROYL) today suspends its effort to tender its shares for the shares of Aspen Exploration (OTCBB: ASPN).

Following Aspen's quarterly financial filing in which it disclosed that it had breached a covenant of its credit agreement with Wells Fargo, Royale Energy announced that it will not offer its shares pursuant to the S4 registration as it is currently filed.

Stephen Hosmer, said “We have suspended our effort in order to evaluate whether or at what rate to pursue an offer for Aspen. The significant deterioration in their financial condition, and their inability or unwillingness to use their “Cash & Cash Equivalents” to prevent a breach of their credit agreement significantly raises the risk Royale would assume in the transaction.”

Royale will leave its registration statement on file while evaluating the Aspen filings.

About Royale Energy

Headquartered in San Diego, Royale Energy, Inc. is an independent energy company. The company is focused on development, acquisition, exploration, and production of natural gas and oil in California, Texas and the Rocky Mountains. It has been a leading independent producer of oil and natural gas for over 20 years. The company's strength is continually reaffirmed by investors who participate in funding over 50% of the company's new projects. Additional information about Royale Energy, Inc. is available on its web site at www.royl.com.

Forward Looking Statements

In addition to historical information contained herein, this news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, subject to various risks and uncertainties that could cause the company's actual results to differ materially from those in the "forward-looking" statements. While the company believes its forward looking statements are based upon reasonable assumptions, there are factors that are difficult to predict and that are influenced by economic and other conditions beyond the company's control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

Contact:

Royale Energy, Inc.

Chanda Idano

Director of Marketing & PR for Royale Energy, Inc.

619-881-2800

chanda@royl.com

http://www.royl.com